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                     November 28, 2022

       Bradley A. Bostic
       Chief Executive Officer
       Future Health ESG Corp.
       8 The Green, Suite 12081
       Dover, DE 19901

                                                        Re: Future Health ESG
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            November 9, 2022
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed November 22,
2022
                                                            File No. 001-40788

       Dear Bradley A. Bostic:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services
       cc:                                              Ari Edelman, Esq.